EXHIBIT 99.1

Titan Machinery Inc. Announces Fiscal Fourth Quarter and Full Year Ended January 31, 2013 Results

-Fourth Quarter Revenue Increased 29% to $785 Million-

-Company Continues Domestic and International Distribution Network Expansion-

-Company Issues Fiscal 2014 Guidance-

West Fargo, ND — April 10, 2013 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal fourth quarter and full year ended January 31, 2013.

Fiscal 2013 Fourth Quarter Results

For the fourth quarter of fiscal 2013, revenue increased 29.2% to $784.5 million from revenue of $607.0 million in the fourth quarter last year.  All four of the Company’s revenue sources—equipment, parts, service, and rental and other—contributed to this period-over-period revenue growth.  Equipment sales were $679.0 million for the fourth quarter of fiscal 2013, compared to $517.1 million in the fourth quarter last year.  Parts sales were $53.5 million for the fourth quarter of fiscal 2013, compared to $45.7 million in the fourth quarter last year.  Revenue generated from service was $34.2 million for the fourth quarter of fiscal 2013, compared to $27.3 million in the fourth quarter last year.  Revenue from rental and other increased to $17.8 million from $16.9 million in the fourth quarter last year.

Gross profit for the fourth quarter of fiscal 2013 was $104.5 million, compared to $92.8 million in the fourth quarter last year. The Company’s gross profit margin was 13.3% in the fourth quarter of fiscal 2013, compared to 15.3% in the fourth quarter last year.  The decrease in gross profit margin was primarily due to lower equipment margins and the change in sales mix, in which the higher margin parts and service businesses generated a smaller percentage of sales compared to the same quarter last year.

Operating expenses were 9.2% of revenue or $72.2 million for the fourth quarter of fiscal 2013, compared to 9.9% of revenue or $60.3 million for the fourth quarter of last year.

Floorplan interest expense increased to $4.3 million for the fourth quarter of 2013 compared to $3.2 million for the same period last year due to increased levels of interest-bearing equipment inventory.  Other interest expense increased to $3.0 million for the fourth quarter of fiscal 2013 compared to $0.4 million for the same period last year due to the Company’s April 2012 convertible debt offering.

Pre-tax income for the fourth quarter of fiscal 2013 was $25.8 million, compared to $29.6 million in the fourth quarter last year.  Pre-tax margin was 3.3% for the fourth quarter of fiscal 2013, compared to 4.9% in the fourth quarter last year.  Pre-tax Agriculture segment income was $32.8 million for the fourth quarter of fiscal 2013, compared to $30.4 million in the fourth quarter last year.  Pre-tax Construction segment loss was $5.5 million for the fourth quarter of fiscal 2013, compared to pre-tax income of $1.0 million in the fourth quarter last year.  The growth in Agriculture pre-tax income was consistent with the Company’s expectation. The Construction pre-tax loss reflected difficult industry conditions as well as the Company not achieving its operating targets for this segment.

Net income attributable to common stockholders for the fourth quarter of fiscal 2013 was $15.4 million, compared to $17.6 million in the fourth quarter last year.  Earnings per diluted share for the fourth quarter of fiscal 2013 were $0.73 compared to $0.84 in the fourth quarter last year.

Fiscal 2013 Full Year Results

For the full year ended January 31, 2013, revenue increased 32.5% to $2.20 billion from $1.66 billion in fiscal 2012. Gross margin for fiscal 2013 was 15.4%, compared to 16.6% in fiscal 2012. Pre-tax income for fiscal 2013 was $70.7 million for a pre-tax margin of 3.2%, compared to $73.6 million, or a pre-tax margin of 4.4%, in fiscal 2012. Net income attributable to common stockholders for fiscal 2013 was $42.0 million, or $2.00 per diluted share, compared to $43.8 million, or $2.18 per diluted share, in fiscal 2012. The full year weighted average diluted common shares outstanding for fiscal 2013 was 21.0 million, compared to 20.1 million weighted average diluted common shares outstanding in fiscal 2012.

Balance Sheet

The Company ended fiscal 2013 with cash and cash equivalents of $124.4 million.  The Company’s inventory level was $929.2 million as of January 31, 2013, compared to $748.0 million at the end of fiscal 2012. This inventory level primarily reflected an increase in new equipment, which increased to $542.2 million at January 31, 2013 from $445.5 million at January 31, 2012, while used equipment increased to $275.6 million at January 31, 2013 from $219.8 million at January 31, 2012. Inventory level at the end of fiscal 2013 decreased $118.8 million from $1.05 billion at the end of the third quarter of fiscal 2013. The Company had available $307.1 million of its $1.0 billion total discretionary floorplan lines of credit as of January 31, 2013.

Acquisitions & New Store Openings

In fiscal 2013, the Company completed eight acquisitions, consisting of six agriculture equipment dealership locations in the United States, five construction equipment dealership locations in the United States, one independent rental yard location in the United States, and eight agriculture equipment dealership locations in Europe.  The Company also opened a new construction dealership in Windsor, Colorado and three new agriculture dealership locations in Romania.  In addition, the Company contracted with CNH to distribute Case Construction equipment in Romania and Bulgaria and to distribute CaseIH Agricultural products in Ukraine.

Subsequent to the end of fiscal 2013, the Company completed two acquisitions, consisting of two construction equipment dealership locations in the United States, including the Company’s first location in New Mexico.  The Company also opened its initial Ukrainian dealer facilities in Kiev in April 2013.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “In the fourth quarter, we continued to generate strong sales, which enabled us to exceed the high end of our fiscal 2013 annual sales guidance.  Our Agriculture segment performed well in the fourth quarter and throughout fiscal 2013 despite certain weather related challenges farmers faced earlier in the year.  Our Construction business generated top line growth in fiscal 2013; however, our bottom line results for this segment reflect difficult industry conditions as well as us falling short of our operational targets.  To improve our overall Construction operating results, we are refocusing on generating stronger revenue growth, improving operating expenses and driving better pre-tax returns.”

Mr. Meyer continued, “In the fourth quarter, we began successfully executing on our inventory strategy to increase equipment turns and ended the year with a notable reduction in inventory as compared to the end of our third quarter.  As we begin fiscal 2014, we expect to continue to generate strong sales results and remain focused on improving inventory turns.  For our Agriculture segment, we anticipate continued overall growth in our domestic and international areas.  Regarding our Construction segment, we anticipate better market conditions and are refocusing our efforts to improve the profitability of this business.  We remain confident that our Construction segment is an integral part of our Company’s long-term growth strategy and will contribute to our top and bottom line growth.  We are well positioned to strategically expand our footprint in the United States and internationally throughout fiscal 2014.”

Fiscal 2014 Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of each customer’s business.  For the full year ending January 31, 2014, the Company anticipates increased revenue in the range of $2.35 billion to $2.55 billion, net income attributable to common stockholders in the range of $42.8 million to $49.2 million, and earnings per diluted share in the range of $2.00 to $2.30 based on estimated weighted average diluted common shares outstanding of 21.4 million.

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time).  A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com.  An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 401-4668 from the U.S.  International callers can dial (719) 325-2472.  A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, April 24, 2013, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 1411336.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 106 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including two outlet stores, and 14 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Brands (NYSE: CNH), a majority-owned subsidiary of Fiat Industrial (Milan: FI.MI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding domestic and international acquisition opportunities, Construction segment initiatives, growth and profitability expectations, and the expected results of operations for the fiscal year ending January 31, 2014 including components of such expected results of operations, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1105

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	January 31,	January 31,
	2013	2012
ASSETS

CURRENT ASSETS
Cash	$124,360	$79,842
Receivables, net	121,786	82,518
Inventories	929,216	748,047
Prepaid expenses and other	8,178	2,108
Income taxes receivable	503	3,140
Deferred income taxes	8,357	5,370

Total current assets	1,192,400	921,025

INTANGIBLES AND OTHER ASSETS
Noncurrent parts inventories	3,507	2,792
Goodwill	30,633	24,404
Intangible assets, net of accumulated amortization	14,359	10,793
Other	8,534	2,776

Total intangibles and other assets	57,033	40,765

PROPERTY AND EQUIPMENT, net of accumulated depreciation	194,641	126,282

TOTAL ASSETS	$1,444,074	$1,088,072

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$28,282	$28,424
Floorplan notes payable	689,410	552,428
Current maturities of long-term debt	10,568	4,755
Customer deposits	46,775	49,540
Accrued expenses	29,590	26,735
Income taxes payable	310	—

Total current liabilities	804,935	661,882

LONG-TERM LIABILITIES
Senior convertible notes	125,666	—
Long-term debt, less current maturities	56,592	57,405
Deferred income taxes	47,411	28,592
Other long-term liabilities	9,551	2,854

Total long-term liabilities	239,220	88,851

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share; 45,000 shares authorized, 21,092 shares issued and outstanding at January 31, 2013; 25,000 shares authorized, 20,911 shares issued and outstanding at January 31, 2012	—	—
Additional paid-in-capital	236,521	218,156
Retained earnings	160,724	118,251
Accumulated other comprehensive loss	(735)	(70)
Total Titan Machinery Inc. stockholders’ equity	396,510	336,337
Noncontrolling interest	3,409	1,002
Total stockholders’ equity	399,919	337,339

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,444,074	$1,088,072

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)
REVENUE
Equipment	$679,011	$517,084	$1,763,877	$1,303,900
Parts	53,528	45,734	242,368	201,404
Service	34,196	27,272	127,779	103,474
Rental and other	17,779	16,928	64,396	50,214
TOTAL REVENUE	784,514	607,018	2,198,420	1,658,992

COST OF REVENUE
Equipment	614,836	460,197	1,600,233	1,171,618
Parts	38,888	31,561	169,164	140,096
Service	13,300	10,061	45,748	37,236
Rental and other	12,961	12,389	43,914	34,581
TOTAL COST OF REVENUE	679,985	514,208	1,859,059	1,383,531

GROSS PROFIT	104,529	92,810	339,361	275,461

OPERATING EXPENSES	72,244	60,304	247,557	193,860

INCOME FROM OPERATIONS	32,285	32,506	91,804	81,601

OTHER INCOME (EXPENSE)
Interest and other income	789	784	1,654	1,643
Floorplan interest expense	(4,275)	(3,202)	(13,297)	(8,323)
Other interest expense	(3,012)	(448)	(9,465)	(1,347)

INCOME BEFORE INCOME TAXES	25,787	29,640	70,696	73,574

PROVISION FOR INCOME TAXES	(10,351)	(11,854)	(28,137)	(29,429)

NET INCOME INCLUDING NONCONTROLLING INTEREST	15,436	17,786	42,559	44,145

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(170)	(15)	86	(15)

NET INCOME ATTRIBUTABLE TO TITAN MACHINERY INC.	$15,606	$17,801	$42,473	$44,160

NET INCOME ALLOCATED TO PARTICIPATING SECURITIES	(176)	(177)	(443)	(409)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$15,430	$17,624	$42,030	$43,751

EARNINGS PER SHARE - DILUTED	$0.73	$0.84	$2.00	$2.18
WEIGHTED AVERAGE COMMON SHARES - DILUTED	21,007	20,880	20,987	20,110

TITAN MACHINERY INC.

Fourth Quarter & Full Year Segment Results

(in thousands)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2013	2012	% Change	2013	2012	% Change
Revenues
Agriculture	$699,386	$526,362	32.9%	$1,899,534	$1,441,294	31.8%
Construction	108,567	97,757	11.1%	380,295	279,152	36.2%
Segment revenues	807,953	624,119	29.5%	2,279,829	1,720,446	32.5%
Eliminations	(23,439)	(17,101)	(37.1)%	(81,409)	(61,454)	(32.5)%
Total	$784,514	$607,018	29.2%	$2,198,420	$1,658,992	32.5%

Income (Loss) Before Income Taxes
Agriculture	$32,826	$30,447	7.8%	$83,797	$74,411	12.6%
Construction	(5,475)	979	(659.2)%	(4,708)	5,461	(186.2)%
Segment income (loss) before income taxes	27,351	31,426	(13.0)%	79,089	79,872	(1.0)%
Shared Resources	(2,059)	(2,207)	6.7%	(6,902)	(5,993)	(15.2)%
Eliminations	495	421	17.6%	(1,491)	(305)	(388.9)%
Total	$25,787	$29,640	(13.0)%	$70,696	$73,574	(3.9)%

Note: The Company reports its revenues and income (loss) before income taxes at the segment level before inter-company eliminations.